Filed Pursuant to Rule 424(b)(1)
Registration No. 333-179637

PROSPECTUS

15,000 Shares of Series B-2 Preferred Stock

(and 15,000,000 Shares of Common Stock Underlying the Series B-2 Preferred Stock)

Warrants to Purchase up to 15,000,000 Shares of Common Stock

(and 15,000,000 Shares of Common Stock Issuable Upon Exercise of Warrants)

We are offering 15,000 units to purchasers in this offering, with each unit consisting of (1) one share of Series B-2 preferred stock which is convertible into 1,000 shares of our common stock, (2) a warrant exercisable for 500 shares of our common stock at an exercise price of $1.00 per share and (3) a warrant exercisable for 500 shares of our common stock at an exercise price of $1.25 per share. This prospectus also covers up to 15,000,000 shares of common stock issuable upon conversion of the Series B-2 preferred stock and up to 15,000,000 shares of common stock issuable exercise of the warrants.

The units will be sold for a purchase price equal to $1,000 per unit. Units will not be issued or certificated. The shares of Series B-2 preferred stock and the warrants are immediately separable and will be issued separately. Subject to certain ownership limitations, the Series B-2 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion price of $1.00 per share. Subject to certain ownership limitations, the warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance.

For a more detailed description of the Series B-2 preferred stock, see the section entitled “Description of Capital Stock - Series B-2 Preferred Stock” beginning on page 13. For a more detailed description of the warrants, see the section entitled “Description of Securities We Are Offering - Warrants” beginning on page 15 of this prospectus. For a more detailed description of our common stock, see the section entitled “Description of Capital Stock – Common Stock” beginning on page 9 of this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “DARA.” The last reported sale price of our common stock on April 4, 2012 was $1.26 per share.

We have retained Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. See “Plan of Distribution” beginning on page 16 of this prospectus for more information regarding this agreement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for more information.

	Per Unit	Total
Public offering price	$1,000	$15,000,000
Placement Agent fees(1)	$80.00	$1,200,000
Proceeds, before expenses, to us	$920.00	$13,800,000

(1)	In addition, we have agreed to reimburse the expenses of the Placement Agent as described in the Plan of Distribution herein.

The Placement Agent is not purchasing or selling any of units pursuant to this offering, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about April 12, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this prospectus is April 6, 2012.

About this Prospectus

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to DARA BioSciences, Inc. References to our “common stock” refer to the common stock of DARA BioSciences, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the placement agent have authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since that date.

Cautionary Statement About Forward Looking Information

This prospectus, including the information incorporated by reference herein, contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and “Plan of Distribution.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. You should read this entire prospectus carefully, including “Risk Factors” as well as the information incorporated by reference in this prospectus, before making an investment decision.

Overview

DARA BioSciences, Inc. (NASDAQ: DARA) is a specialty pharmaceutical company focused on the development and commercialization of oncology treatment and supportive care pharmaceutical products. Through our acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, we acquired exclusive U.S. marketing rights to our first commercial proprietary product, Soltamox® (oral liquid tamoxifen). Soltamox® has been approved by the U.S. Food and Drug Administration (“FDA”) for the treatment of breast cancer. We also have an exclusive distribution agreement with Uman Pharma Inc. to commercialize gemcitabine in the U.S. Gemcitabine went off patent in 2011 in the U.S. and is widely prescribed as first-line therapy for ovarian, breast, lung and pancreatic cancers. Additionally, we continue to have an internal clinical development program focused on two drug candidates, KRN5500 and DB959. DARA BioSciences, Inc. was incorporated on June 22, 2002 and is headquartered in Raleigh, NC.

Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is 919.872.5578. Our Internet address is www.darabiosciences.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Product Commercialization and Development

Our primary focus is on the development and commercialization of the following types of oncology treatment and supportive care pharmaceutical products:

•	Soltamox®, an FDA-approved liquid formulation of tamoxifen and other liquid formulation products;

•	Gemcitabine and other generic sterile injectable cytotoxic products; and

•	Cancer support therapeutics.

As described below, we currently have exclusive licenses to two FDA approved product, Soltamox® and Bionect®, and an exclusive distribution agreement to commercialize gemcitabine in the U.S. We are working to build a portfolio of additional products through licenses and other collaborative arrangements.

Oral liquid formulations of FDA approved products

Oral liquids can effectively provide an attractive alternative to solid dose formulations for those patients with dysphagia, or difficulty swallowing, or who simply prefer to take drug products in liquid form. Dysphagia is a condition that exists in a portion of the population, particularly the elderly. Those suffering from dysphagia often have difficultly or experience pain when using oral tablet or capsule products and can benefit greatly from liquid formulations of drugs. In addition, breast cancer patients receiving chemotherapeutic agents are subject to severe oral mucositis, which makes liquid medical formulations preferable.

Soltamox®

Soltamox® (oral liquid tamoxifen), our first proprietary, FDA approved product, is a drug primarily used to treat breast cancer. Soltamox® will be the only liquid formulation of tamoxifen available for sale in the United States. As a result of our acquisition of Oncogenerix, we became party to an exclusive license and distribution agreement with Rosemont Pharmaceuticals, Ltd., a U.K. based manufacturer, for rights to market Soltamox® in the United States. Currently, Soltamox® is marketed only in the U.K. and Ireland by Rosemont Pharmaceuticals, Ltd. Soltamox® is the subject of a U.S. issued patent which expires in June 2018. We expect to begin actively marketing and selling Soltamox® in the U.S. in the second half of 2012.

Soltamox® is used primarily for the chronic treatment of breast cancer or for cancer prevention in certain susceptible breast cancer subgroups. The National Cancer Institute (NCI) estimated in 2011 that 230,480 women would be diagnosed with breast cancer and 39,520 women would die as a result of the disease. Tamoxifen therapy is generally indicated for breast cancer patients for up to 5 years.

In order to commercialize Soltamox®, we intend to establish a specialty commercial sales force which will market Soltamox® to oncologists. Current physicians who prescribe tablet forms of tamoxifen in the United States are well known and easily identified by data sources such as IMS and Wolters Kluwer, providers of information services for the healthcare industry.

We will employ a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. We believe we can accomplish this through utilization of a combination of our own specialized sales organization and independent sales representatives, innovative marketing programs, partnerships with Specialty Pharmacy Providers, working with Patient Advocacy Groups and Foundations as well as collaborative arrangements with third party sales organizations.

Generic sterile injectable cytotoxic products

We are also focusing on the development and commercialization of generic sterile injectable cytotoxic products. Many cytotoxics have recently lost patent protection or are scheduled to shortly lose such patent protection. We plan to partner with sterile injectable product manufacturers who have the expertise and capability to provide a finished product from FDA inspected and approved facilities. Currently, the FDA review and approval process for generic products is taking on average approximately 36 months.

Gemcitabine

In February 2012, we entered into an Exclusive Distribution Agreement with Uman Pharma Inc. pursuant to which we received an exclusive license to import, sell, market and distribute Uman’s gemcitabine lyophilized powder product in 200mg and 1g dosage sizes in the U.S. Gemcitabine went off patent in 2011 in the U.S. and is widely prescribed as first-line therapy for ovarian, breast, lung and pancreatic cancers. Uman plans to file an Abbreviated New Drug Application for gemcitabine with the FDA in the second half of 2012.

Cancer support therapeutics

We are also focusing on the development and commercialization of cancer support therapeutics. In March 2012 we entered into exclusive agreement with Innocutis Holdings, LLC (“Innocutis”) for U.S. commercial rights to Bionect® (hyaluronic acid sodium salt, 0.2%) within the oncology and radiation oncology marketplace. Bionect® is an FDA-approved product indicated for the management of, irritation of the skin as well as first and second degree burns. Bionect® is currently being promoted and sold by Innocutis Holdings LLC in the dermatology market. We expect to begin actively marketing and selling Bionect® in the second quarter of 2012.

Internal Drug Candidates

DARA had two internal drug candidates in clinical development prior to the acquisition of Oncogenerix in January 2012.

•	KRN5500, a cancer support product for the treatment of neuropathic pain in cancer patients; and

•	DP959, a first-in-class drug candidate for the treatment of type 2 diabetes and dyslipidemia.

KRN5500 is a novel, non-narcotic/non-opioid intravenous product for the treatment of neuropathic pain in patients with cancer. The drug has successfully completed a Phase 2a proof of concept study in patients with end-stage cancer and analgesia-resistant neuropathic pain where it showed statistically-significant pain reduction versus placebo (p = 0.03) using standardized pain test scores. There were no major safety concerns. The FDA has designated KRN5500 a Fast Track drug, based on its potential usefulness in treating a serious medical condition and in fulfilling an unmet medical need. We are working with the National Cancer Institute (NCI) to design an additional clinical trial under joint DARA-NCI auspices. Since KRN5500 would complement the portfolio of oncology treatment and supportive care pharmaceuticals we are seeking to build, we are considering further internal Phase 2 development to a potential ex-US partnering point, while retaining the US market opportunity.

DB959 comes from a family of PPAR alpha/delta/gamma agonists licensed from Bayer Pharmaceuticals Corporation. DB959 is a first-in-class, small molecule, non-TZD PPAR delta/gamma agonist for the treatment of diabetes and hyperlipidemia. The drug activates genes involved in the metabolism of sugars and fats, thereby improving the body’s ability to regulate both aspects of diabetes. DB959 has successfully completed Phase 1 trials, in which it demonstrated a good safety profile even when dosed at approximately 10 times the anticipated human dose. In addition, the drug has a pharmacokinetic profile supporting once-a-day oral dosing. Our review of non-clinical studies in models predictive of human disease indicates that DB959 provides glucose control and increases (good) HDL cholesterol better than rosiglitazone (Avandia) with less weight gain. DB959 is targeted for out-licensing to partners more able to sustain the prolonged time-lines and significant costs involved in diabetes drug development.

We also have families of patents covering additional PPAR agonists and DPPIV inhibitors, with potential applications in the areas of diabetes, metabolic and inflammatory disease. We are currently evaluating partnering and other opportunities to maximize the potential commercial value of these assets.

The Offering

Issuer	DARA BioSciences, Inc.

Securities offered	15,000 units, with each unit consisting of (1) one share of Series B-2 preferred stock, (2) a warrant exercisable for 500 shares of our common stock at an exercise price of $1.00, and (3) a warrant exercisable for 500 shares of our common stock exercisable for 500 shares of our common stock at an exercise price of $1.25. Units will not be issued or certificated. The shares of Series B-2 stock and the warrants are immediately separable and will be issued separately.

Offering Price	$1,000 per unit

Description of Series B-2 preferred stock	Each unit includes one share of Series B-2 preferred stock. Series B-2 preferred stock has a liquidation preference and is redeemable at the option of the Company. See the section entitled “Description of Capital Stock – Series B-2 Preferred Stock” beginning on page 13.

Conversion Price of Series B-2 preferred stock	$1.00

Shares of common stock underlying the shares of Series B-2 preferred stock included in units	15,000,000

Description of warrants	The warrants will be immediately exercisable and expire on the fifth anniversary of the date of issuance. One-half of the warrants will have an initial exercise price per share equal to $1.00. One-half of the warrants will have an initial exercise price per share equal to $1.25. Other than the exercise price, both series of warrants will have identical terms.

Shares of common stock underlying the warrants included in units	15,000,000

Shares of common stock outstanding before this offering	7,698,973 shares

Common stock to be outstanding after this offering, including shares of common stock underlying shares of Series B-2 preferred stock included in units	22,698,973 shares

Use of proceeds	Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $13.5 million. We intend to use the net proceeds from this offering to fund expenses associated with our efforts to develop and commercialize a portfolio of oncology treatment and supportive care pharmaceutical products and for working capital and general corporate purposes. See “Use of Proceeds.”

Limitations on beneficial ownership	Notwithstanding anything herein to the contrary, the Company will not permit the conversion of the Series B-2 preferred stock or exercise of the warrants of any holder, if after such conversion or exercise such holder would beneficially own more than 4.99% of the shares of common stock then outstanding.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” below, before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 7,698,973 shares outstanding as of April 4, 2012 and excludes:

•	586,209 shares of common stock issuable upon the conversion of outstanding shares of Series A and Series B preferred stock;

•	3,046,581 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $5.80 per share;

•	1,055,098 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.80 per share;

•	353,121 shares of common stock reserved for future grants and awards under our equity incentive plans;

•

Up to 1,114,560 shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, subject to stockholder approval and based upon our company’s achievement of certain revenue or market capitalization milestones during the 60 months following the merger with Oncogenerix, which occurred on January 17, 2012; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Risk Factors

Investing in our securities involves risk. You should carefully consider the risks described below as well as those risk factors incorporated by reference herein before making an investment decision. The risks below relate to this offering. In addition, our Company is subject to a variety of risks that may be found in the documents incorporated by reference herein, including those risk factors described in our Annual Report on Form 10-K for our most recent fiscal year (together with any material changes thereto contained in subsequent filed reports and other filings with the SEC). The risks and uncertainties described below and in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks, or those incorporated by reference actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in the units if the conversion price or exercise price is in excess of the trading price of our common stock. The risks discussed below and those incorporated by reference also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our stock price could decline.

Our net tangible book value as of December 31, 2011 was $959,148, or $0.17 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to (1) our issuance of 1,114,560 shares of common stock to Oncogenerix, Inc. stockholders in connection with our merger transaction with Oncogenerix described in our Current Report on Form 8-K filed on January 17, 2012 and based on a preliminary purchase price allocation and (2) our sale of 1700 shares of Series B preferred stock pursuant to the offering described in our Prospectus Supplement filed with the SEC on January 19, 2012 and assuming the conversion of all the shares of Series B preferred stock sold in the offering and our receipt of net proceeds from the offering of approximately $1.5 million (and excluding shares of common stock issuable upon the exercise of warrants issued in such offering), our net tangible book value as of December 31, 2011 would have been $2,490,148 or $0.31 per share. After giving effect to the sale of 15,000 shares of Series B-2 preferred stock in this offering and assuming the conversion of all the shares of Series B-2 preferred stock sold in the offering (and excluding shares of common stock issuable upon exercise of warrants), our net tangible book value as of December 31, 2011 would have been $16,023,148, or $0.70 per share. This represents an immediate increase in net tangible book value of $0.39 per share to existing stockholders and an immediate dilution in net tangible book value of $0.30 per share to investors in this offering. See “Dilution.” In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings of future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock to an increased number of shares available for sale in the market.

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds to fund our commercialization activities, further develop our product candidates, for working capital and for general corporate purchases. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

There is no public market for the Series B-2 preferred stock or warrants to purchase common stock in this offering.

There is no established public trading market for the Series B-2 preferred stock or warrants included in the units being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series B-2 preferred stock or warrants on any securities exchange. Without an active market, the liquidity of these securities will be limited.

The warrants may not have any value.

The warrants will be immediately exercisable and expire on the fifth anniversary of the date of issuance. One-half of the warrants will have an initial exercise price per share equal to $1.00. One-half of the warrants will have an initial exercise price per share equal to $1.25. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Use of Proceeds

Assuming all units are sold, we estimate that the net proceeds to us from this offering will be approximately $13.5 million. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. The offering does not specify any minimum sale of any specific number of units and, as a result, the net proceeds actually received by us may be considerably less than the estimated net proceeds above.

We intend to use the net proceeds from this offering to fund expenses associated with our efforts to develop and commercialize a portfolio of oncology treatment and supportive care pharmaceutical products and for working capital and general corporate purposes.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

Pending use of the net proceeds of this offering, we intend to invest such net proceeds in short-term, interest-bearing investment grade securities.

Dilution

Our net tangible book value as of December 31, 2011 was $959,148, or $0.17 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. On a pro forma basis after giving effect to (1) our issuance of 1,114,560 shares of common stock to Oncogenerix, Inc. stockholders in connection with our merger transaction with Oncogenerix described in our Current Report on Form 8-K filed on January 17, 2012 (and excluding the issuance of the up to 1,114,560 additional shares of common stock that may be issued to former Oncogenerix, Inc. stockholders, subject to stockholder approval and based upon our achievement of certain revenue milestones during the 60 months following the merger) and based on a preliminary purchase price allocation and (2) our sale of 1700 shares of Series B preferred stock pursuant to the offering described in our Prospectus Supplement filed with the SEC on January 19, 2012 and assuming the conversion of all the shares of Series B preferred stock sold in the offering and our receipt of net proceeds from the offering of approximately $1.5 million (and excluding shares of common stock issuable upon the exercise of warrants issued in such offering), our net tangible book value as of December 31, 2011 would have been $2,490,148 or $0.31 per share. After giving effect to the sale of 15,000 shares of Series B-2 preferred stock in this offering and assuming the conversion of all the shares of Series B-2 preferred stock sold in the offering (and excluding shares of common stock issuable upon exercise of warrants), our net tangible book value as of December 31, 2011 would have been $16,023,148, or $0.70 per share. This represents an immediate increase in net tangible book value of $0.39 per share to existing stockholders and an immediate dilution in net tangible book value of $0.30 per share to investors in this offering. The following table illustrates this calculation.

Series B-2 Conversion Price		$1.00
Pro forma net tangible book value per share as of December 31, 2011	$0.31
Increase per share attributable to this offering	$0.39

As adjusted tangible book value per share after this offering		$0.70

Dilution per share to new investors in this offering		$0.30

The number of shares of common stock outstanding used for existing stockholders in the table and calculations above is based on 5,600,804 shares outstanding as of December 31, 2011 and excludes:

•	331,200 shares of common stock issuable upon the conversion of outstanding shares of Series A preferred stock;

•	2,427,273 shares of common stock issuable upon the exercise of warrants with a weighted average exercise price of $6.95 per share;

•	1,028,848 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $3.05 per share;

•	86,421 shares of common stock reserved for future grants and awards under our equity incentive plans; and

•	shares of common stock issuable upon the exercise of warrants issued pursuant to this offering.

Description of Capital Stock

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purpose to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

Each unit includes (1) one share of Series B-2 preferred stock and (2) a warrant exercisable for 500 shares of common stock.

Common Stock

General

We currently have authority to issue 75,000,000 shares of our common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 993,500 are undesignated. As of April 4, 2012, we had 7,698,973 shares of common stock issued and outstanding and 828 shares of Series A preferred stock and 350 shares of Series B preferred stock issued and outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Trust & Transfer Company.

Equity Compensation Plans

We have two share-based compensation plans, the 2008 Employee, Director, and Consultant Stock Plan and the 2003 Amended and Restated Employee, Director, and Consultant Stock Plan, together referred to herein as the “Stock Plans.” As of April 4, 2012, options to purchase 1,055,098 shares of our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $2.80 and 353,121 shares of our common stock were reserved for future issuance under the Stock Plans.

Outstanding Warrants

As of April 4, 2012, we had issued and outstanding a total of 3,046,581 warrants to purchase our common stock outstanding at a weighted-average exercise price of $5.80.

Series A Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 4,800 shares of preferred stock as Series A Convertible Preferred Stock (“Series A preferred stock”), par value $0.01 per share. As of April 4, 2012, there were 828 shares of Series A preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series A preferred stock.

Liquidation Preference

The Series A preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series A preferred stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series A preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series A preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series A preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A preferred stock, (4) increase the number of authorized shares of Series A preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series A preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series A preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series A preferred stock;

•	increase or decrease the par value of the shares of Series A preferred stock; or

•	alter or change the powers, preferences, or special rights of the shares of Series A preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series A preferred stock for a cash payment equal to 120% of the stated value of the Series A preferred stock. Holders of Series A preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series A preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series A preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series A preferred stock (or $1,000) by a conversion price of $2.50 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series A preferred stock will not have the right to convert any portion of its Series A preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. As of April 4, 2012, the 828 outstanding shares of Series A preferred stock were convertible into a total of 331,200 shares of Common Stock.

Dividends

The Series A preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series A preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 1,700 shares of preferred stock as Series B Convertible Preferred Stock (“Series B preferred stock”), par value $0.01 per share. As of April 4, 2012, there were 350 shares of Series B preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series B preferred stock.

Liquidation Preference

The Series B preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B preferred stock, (3) junior to Series A preferred stock and (4) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B preferred stock, (4) increase the number of authorized shares of Series B preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series B preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series B preferred stock;

•	increase or decrease the par value of the shares of Series B preferred stock; or

•	alter or change the powers, preferences, or special rights of the shares of Series B preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series B preferred stock for a cash payment equal to 120% of the stated value of the Series B preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B preferred stock (or $1,000) by a conversion price of $1.3725 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, a holder of shares of Series B preferred stock will not have the right to convert any portion of its Series B preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. As of April 4, 2012, the 350 outstanding shares of Series B preferred stock were convertible into a total of 255,009 shares of Common Stock.

Dividends

The Series B preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Series B-2 Preferred Stock

Our certificate of incorporation authorizes 1,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board has designated 10,250 shares of preferred stock as Series B-2 Convertible Preferred Stock (“Series B-2 preferred stock”), par value $0.01 per share. As of April 4, 2012, there were no shares of Series B-2 preferred stock outstanding. Although there is no current intent to do so, our board of directors may, without stockholder approval, issue shares of an additional class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock or the convertible preferred stock, except as prohibited by the certificate of designation of preferences, rights and limitations of Series B-2 preferred stock.

Liquidation Preference

The Series B-2 preferred stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series B-2 preferred stock, (3) junior to Series A preferred stock, (4) junior to Series B preferred stock and (5) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series B-2 preferred stock do not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series B-2 preferred stock are outstanding, we will not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series B-2 preferred stock, (1) alter or change adversely the powers, preferences or rights given to the Series B-2 preferred stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series B-2 preferred stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B-2 preferred stock, (4) increase the number of authorized shares of Series B-2 preferred stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections in the certificate of designation for holders of Series B-2 preferred stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of

Series B-2 preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

•	increase or decrease the aggregate number of authorized shares of Series B-2 preferred stock;

•	increase or decrease the par value of the shares of Series B-2 preferred stock; or

•	alter or change the powers, preferences, or special rights of the shares of Series B-2 preferred stock so as to affect them adversely.

Redemption

We will have the right to redeem the Series B-2 preferred stock for a cash payment equal to 120% of the stated value of the Series B-2 preferred stock. Holders of Series B preferred stock will receive 20 trading days prior notice of any redemption and will have the ability to convert the Series B-2 preferred stock into common stock during this notice period.

Conversion

Subject to certain ownership limitations as described below, the Series B-2 preferred stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the stated value of the Series B-2 preferred stock (or $1,000) by a conversion price of $1.00 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until such time that during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds $2.25 and the average daily dollar trading volume during such period exceeds $270,000 per trading day, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (the “Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price. Subject to limited exceptions, a holder of shares of Series B-2 preferred stock will not have the right to convert any portion of its Series B-2 preferred stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

Dividends

The Series B-2 preferred stock is entitled to receive dividends (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock. No other dividends will be paid on shares of Series B-2 preferred stock.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company and after payment to the holders of Series A preferred stock and the holders of Series B preferred stock, but before any distribution or payment is made to the holders of any junior securities, the holders of Series B-2 preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $1,000 per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Description of Securities We Are Offering

We are offering 15,000 units, with each unit consisting of (1) one share of Series B-2 preferred stock, (2) a warrant to purchase up to 500 shares of our common stock and (3) a warrant to purchase up to 500 shares of our common stock.

Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The shares of common stock issuable form time to time upon exercise of the warrants, if any, are also being offering pursuant to this prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” beginning on page 9 of this prospectus.

Series B-2 Preferred Stock

The material terms and provision of our Series B-2 preferred stock and each other class of our securities which qualifies or limits our Series B-2 preferred stock are described under the caption “Description of Capital Stock” beginning on page 9 of this prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. The two series of warrants being offered as part of each unit have identical terms except for the relevant exercise price. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Each unit includes (1) a warrant to purchase 500 shares of common stock and an exercise price equal to $1.00 per share and (2) a warrant to purchase 500 shares of common stock and an exercise price equal to $1.25 per share. Subject to certain limitations as described below the warrants are immediately exercisable and expire on the fifth anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to this registration statement, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Plan of Distribution

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated April 6, 2012. The Placement Agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the offering. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus.

We have agreed to pay the Placement Agent a placement agent’s fee equal to eight percent (8%) of the aggregate purchase price of the units sold in this offering.

We will also reimburse the Placement Agent for its reasonable out-of-pocket expenses, including, without limitation, fees and expenses of counsel to the Placement Agent, on an accountable basis not to exceed $20,000 in the aggregate without our prior consent, but in no event shall such reimbursement exceed 1% of the aggregate purchase price of the units sold in this offering, subject to compliance with FINRA Rule 5110(f)(2)(D).

The following table shows the per unit and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit placement agent’s fees	$80.00
Maximum offering total	$1,200,000

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $250,000 which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent’s expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the Registration Statement of which this prospectus forms a part.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by K&L Gates LLP, Raleigh, North Carolina.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Berman & Company, P.A., independent registered public accounting firm, has audited the balance sheet of Oncogenerix, Inc. as of December 31, 2011 and the related statements of operations, stockholders’ deficit and cash flows for the five months ended December 31, 2011, the balance sheet of Oncogenerix, Inc. as of July 31, 2011 and the related statements of operations, stockholders’ deficit and cash flows from February 2, 2011 (inception) to July 31, 2011 and the notes to these financial statements included in our Current Report on Form 8-K/A filed with the Commission on April 2, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Oncogenerix, Inc. are incorporated by reference in reliance on Berman & Company, P.A.’s report, given their authority as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as DARA BioSciences, Inc. (http://www.sec.gov). Our web site is located at http://www.darabiosciences.com. The information contained on our web site is not part of this prospectus.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 17, 2012; and

•

Our Current Reports on Form 8-K and 8-K/A filed with the SEC on January 17, 2012, January 18, 2012, February 6, 2012, February 15, 2012 and April 2, 2012 (other than any portions thereof deemed furnished and not filed).

You may request a copy of these filings, at no cost, by writing or calling us at the following:

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

Copies of the documents incorporated by reference may also be found on our website at www.darabio.com.

15,000 Shares of Series B-2 Preferred Stock

(and 15,000,000 Shares of Common Stock Underlying the Series B-2 Preferred Stock)

Warrants to Purchase up to 15,000,000 Shares of Common Stock

(and 15,000,000 Shares of Common Stock Issuable Upon Exercise of Warrants)

Prospectus

Ladenburg Thalmann & Co. Inc.